EXHIBIT 11



                        HI-RISE RECYCLING SYSTEMS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                       FOR THE THREE AND SIX MONTHS ENDED
                             JUNE 30, 1996 AND 1997



                                         THREE MONTHS         THREE MONTHS            SIX MONTHS         SIX MONTHS
                                             ENDED                ENDED                 ENDED              ENDED
                                         JUNE 30, 1996        JUNE 30, 1997         JUNE 30, 1996      JUNE 30, 1997
                                         -------------        -------------        --------------      -------------

Shares outstanding:                     5,982,771             6,318,532              5,982,771         6,318,532

Weighted average shares outstanding   $ 3,194,889             6,300,419              3,748,465         6,318,532

Ne profit (loss)                      $  (720,845)          $    11,421           $ (1,365,803)         (171,301)

Preferred Dividend                    $  (100,000)          $         -           $   (280,547)

Net loss per share                    4     (0.14)          $      0.00           $      (0.35)       $    (0.03)
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